Exhibit (c)(xii)

 June 2023  Discussion Materials  Project Domino  Certain portions of this exhibit have been redacted. The omitted information is not material and is the type of information that is customarily and actually treated as private and confidential.  Strictly Private and Confidential  Banking, Capital Markets and Advisory | Consumer & Retail Investment Banking  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision

 Executive Summary  1  Despite solid revenue performance since the 2020 de-SPAC, operating performance and cash flow at Domino has been challenged which has negatively impacted both the share price and valuation, reflecting a need for a transformative change  Shares have significantly underperformed key peers and the broader market since the June 2020 de-SPAC  Shares have declined >80% since reaching an all-time high in March 2021 ($14.56) and now trade ~25% above the all-time low ($2.15)  NTM EV/EBTIDA multiples have declined from 10.2x in June 2021 to 6.8x currently, reflecting operational headwinds and constraints on cash generation  Research analysts remain optimistic on the trajectory of the business with the average price target closer to $5.50 reflecting valuation upside (8.4x vs. 6.8x). This is further confirmed by peer comps trading closer to 9.0x  Additional valuation methodologies including DCF and LBO analysis are supportive of the view that Domino is likely undervalued  While operational improvements are ongoing and should drive meaningful growth in EBITDA and FCF, elevated leverage (>5.0x), thin equity research coverage, and more limited investor focus (due to the small cap nature of Domino) could limit the reflection of that improvement on Domino’s share price  Domino is an attractive opportunity for Mariposa and Royal Oak with multiple avenues to accelerate value creation  A merger with Royal Oak would strengthen the combined business through increased diversification while driving incremental value creation through costs savings and synergies  Domino would benefit from an improved capital structure and greater access to financial resources under Royal Oak and Mariposa’s ownership  Opportunities to cross-sell drive enhanced value for Domino’s CPG business  A combination will likely lead to synergies including an elimination of public company costs, SG&A optimization, improved procurement and broader  input cost management, and distribution advantages  Combining Domino and Royal Oak would accelerate goals to create diversified consumer-facing company focused on higher barrier to entry consumables  Expanded breadth of product offering and an improved cost structure in a combined scenario would greatly expand cash flow and allow the combined company to accelerate growth, both organically and inorganically  A take private of Domino is actionable given the ability to combine the company with another strong consumer business and benefit from an improving cost structure, however recent trading dynamics should be carefully considered in the context of an approach  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision

 Financing Considerations  Financing Project Domino involves a number of important considerations – will structure the financing to meet all of the Company’s  goals and objectives.  Royal Oak existing debt is attractively priced with flexible covenants and 4.5 years of maturity runway – represents a corporate asset and have ability to preserve existing Royal Oak debt in pro forma capital structure  – Royal Oak existing 50 bps of MFN protection has expired, so pricing of new debt will not impact existing pricing  Whole Earth existing debt will need to be refinanced as transaction is a “change of control” under terms of credit agreement  Existing Credit  Documentation  Debt Structure  Ratings  Key Investor  Focus Points  New debt will likely need to be structured as a standalone tranche of debt, given tax fungibility requirements  – Will be a $250 mm standalone tranche of debt – small for “broadly syndicated” market and better suited for “private credit” market  If Royal Oak TLB trades up meaningfully post-announcement (from ~88 today to par), will be able to incorporate new debt into existing debt as one single tranche – fungibility required issuance at ~98.5  Expect mid-B corporate ratings pro forma for the transaction  – Royal Oak prior private credit rating was and Whole Earth ratings are B3 (negative) / B- (Negative)  Investors will likely be focused on the following in evaluating the pro forma credit:  Existing trading levels of debt – Royal Oak debt trades at and Whole Earth debt trades at ~18.5%  Quantum of EBITDA adjustments, including synergies and cost reductions  Cash flow profile of the pro forma combined business  2

 Breakeven Analysis  Royal Oak debt is very attractively priced and should be preserved in the pro forma capital structure.  In financing the Domino acquisition, Royal Oak has optionality, including whether to refinance or preserve existing debt in the  $630 million pro forma debt complex – the below analysis illustrates the cost of capital sensitivities to a range of outcomes on a hypothetical full refinancing vs. solely pricing an incremental $250 million  (bps)  ($ in mm)  Interest Rate on $630 mm of New Debt  10.5%  11%  11.5%  12%  12.5%  Interest Rate for $250 mm Incr TLB   11%  ($5.4)  ($8.6)  ($11.7)  ($14.9)  ($18.0)  12%  ($2.9)  ($6.1)  ($9.2)  ($12.4)  ($15.5)  13%  ($0.4)  ($3.6)  ($6.7)  ($9.9)  ($13.0)  14%  $2.1  ($1.1)  ($4.2)  ($7.4)  ($10.5)  15%  $4.6  $1.5  ($1.7)  ($4.9)  ($8.0)  Pro Forma Interest Rate Sensitivity  Note: Interest rates are calculated using 1M SOFR rate of 5.09%..  Code:  More cost effective to preserve existing debt  More cost effective to fully refinance  3

Recent Term Loan Issuance (≤ $250 million)

Very few transactions in the broadly syndicated leveraged loan market are ≤ $250 million in size – 3% of all deals year-to-date have been less than or equal to $250 million in size, with pricing ranging from S+350 – S+750 with meaningful OID.

2023 Priced Transactions ($ in millions)

Borrower	Issue Date	Description	Deal Size	Tenor	Corporate Ratings	Issue Ratings	At Issue Margin	At Issue Floor	At Issue OID
RxBenefits	Jun 09	Inc 1st Lien TL	$150	4.50	B3/B	B3/B	S+525	0.75%	97.500
Protective Industrial Products	May 25	Inc TLB	$150	4.50	B3/B-	B2/B-	S+550	0.75%	96.000
Pediatric Associates	May 24	Inc 1st Lien TL	$100	5.50	B2/B	B2/B	S+450	0.50%	96.000
IMA Financial	May 17	Inc TLB	$200	5.50	B3/B	B3/B	S+425	0.50%	97.500
Arcis Golf	May 09	Inc TLB	$160	5.50	B2/B	B2/BB-	S+425	0.50%	99.000
ImageFirst	Apr 27	Inc TLB	$120	5.00	B3/B	B3/B	S+500	0.75%	97.500
BBB Industries (Burgess Point Purchaser)	Apr 05	Inc TLB	$200	6.00	B3/B-	B2/B-	S+525	0.50%	93.000
Flow Control	Apr 05	Inc 1st Lien TL	$75	5.00	B3/B-	B3/B-	S+475	0.50%	97.250
Mitratech	Mar 22	Inc 1st Lien TL	$225	5.25	B3/B-	B2/B-	S+425	0.75%	95.000
Wrench Group	Mar 07	Inc 1st Lien TL	$150	3.20	B3/B-	B2/B-	S+450	0.50%	98.000
Duravant	Feb 15	Inc 1st Lien TL	$150	5.25	B2/B-	B1/B-	S+350	0.75%	99.250
Del Monte	Feb 01	Inc TLB	$125	6.33	B2/B	B3/B	S+425	0.50%	98.560
PODS	Jan 31	Inc 1st Lien TL	$100	5.20	B2/B	B2/B	S+400	0.75%	97.000
EisnerAmper	Jan 24	Inc TLB-2	$150	5.50	B2/B-	B2/B-	S+525	0.75%	96.000
ECL Entertainment	Jan 19	Inc TLB	$35	5.25	B2/B	B2/B	S+750	0.75%	99.000
RelaDyne	Jan 13	Inc TLB	$250	5.92	B2/B	B2/B	S+500	0.50%	96.500
WHP Global	Jan 11	Inc 1st Lien TL	$175	4.00	B2/B	B2/B	S+550	0.50%	96.000

Sources: Citi Syndicate, S&P Leveraged Commentary & Data.

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Private Credit: Financing Considerations

Below is how a private credit process for financing a Domino acquisition would be structured to create competitive tension among investors and line up financing ahead of signing.

Process Overview

Timing:	Description:
6 weeks prior to signing	**Preparation** • Finalize the target investor list • Draft short teaser to be provided • Counsel to draft Wall Cross Script to bring investors "over-the-wall"
5 weeks prior to signing	**Initial Outreach** • Circulate the NDA and Teaser to investors that agree to be wall crossed – Investors typically take ~1 week to negotiate and sign NDAs
4 weeks prior to signing	**Marketing** • Host 1x1 calls for the investors and respond to ongoing investor queries – Investors typically require at least 1-2 weeks to process the credit and share preliminary feedback on terms and structure • Provide model
2-3 weeks prior to signing	**Finalize Structure** • Receive feedback on size, pricing, hold appetite from target investors • Select financing providers and negotiate documentation

Investor Targeting

Initial Outreach: ~ 5 Investors

✓ Small size of financing requires narrow audience

✓ Maintains confidentiality

Likely Structure:

– Pari passu first-lien term loan at S+600 bps+ with OID

Key Investors

Blackstone, Silver Point Capital, Oaktree, Ares, TPG Sixth Street Partners, Apollo, BlackRock

Key Next Steps & Workstreams

- **Wall Cross Script:** initial outreach script to bring investors "over-the-wall" given publicly traded debt; drafted by legal counsel
- **Non-Disclosure Agreement:** confidentiality agreement to be signed between Mariposa and the investor; drafted by legal counsel
- **Teaser:** summary slide which describes the business, contemplated transaction and provides key investment highlights; drafted by Citi

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Financial Assumptions  Domino  Revenue  2023E – 2025E revenue figures per consensus estimates  2026E – 2027E steps down to 4.0% and 3.8%  2028E – 2030E flat lined at 3.5%  Adj. EBITDA  2023E – 2025E Adj EBITDA figures per consensus estimates  2026E – 2030E, ~20 bps margin expansion per year reflecting illustrative operational improvements  D&A  D&A as a percent of revenue  2023E – 2025E revenue figures per consensus estimates  2026E – 2030E kept constant at 4.2% of revenue in line with 2025E  CapEx  CapEx as a percent of revenue  2023E – 2025E revenue figures per consensus estimates  2026E – 2030E kept constant at 1.8% of revenue in line with 2025E  Net Working Capital  Change in NWC as a percent of revenue  2023E in line with 2022A  2024E – 2030E gradual stepdown to 2.2% in 2026 and carried forward, reflecting improved NWC following operational challenges in 2022  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision  Source:  Domino public filings, Royal Oak compliance certificates, Factset, Citi estimates.  6

 Pro Forma Financial Summary  ($ in millions)  Revenue  Adj. EBITDA  (% of Revenue)  Domino  $674 $697 $722  $494 $538 $540 $554 $578 $603 $627 $651  '21A '22A LTM '23E '24E '25E '26E '27E '28E '29E '30E  Mar 23  Y- o - Y % Gro wth  -- 9.0% 0.3% 3.0% 4.2% 4.4% 4.0% 3.8% 3.5% 3.5% 3.5%  $109 $115  $82 $79 $80 $76 $83 $90 $95 $99 $104  '21A '22A LTM '23E '24E '25E '26E '27E '28E '29E '30E  Mar 23  % o f R evenue  16.6% 14.7% 14.9% 13.8% 14.4% 14.9% 15.1% 15.3% 15.5% 15.7% 15.9%  Pro Forma  Source:  Domino public filings, Royal Oak compliance certificates, Factset, Citi estimates.  7  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision

 13.8%  15.6%  22.3%  19.9%  15.2%  15.0%  14.6%  12.6%  11.0%  10.0%  9.9%  9.6%  26.0%  18.9%  18.6%  17.9%  14.2%  14.0%  13.6%  26.4%  25.8%  CY2023E Gross Margin  47.5%  36.9%  36.4%  34.6%  29.1%  28.9%  24.1%  22.6%  21.0%  14.4%  41.4%  40.0%  32.9%  23.9%  23.8%  20.3%  NA  4.3%  3.7%  9.5%(1)  8.7%  6.0%  4.9%  4.4%  3.1%  3.1%  0.4%  6.4%  5.7%  5.4%  4.7%  3.6%  3.3%  1.6%  Operational Benchmarking  Source: Note: (1)  FactSet. Market data as of June 19, 2023.  NA reflects a lack of consensus estimates.  Reflects CY2022E – CY2024E due to a lack of consensus estimates for CY2025E.  7.0%(1)  1.7%(1)  CY2023E EBITDA Margin  Mid-Cap Branded Food  Ingredients  CY2023E – CY2025E Revenue CAGR  Median: 4.6%  Median: 4.7%  Median: 29.0%  Median: 28.4%  Median: 13.6%  Median: 17.9%  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision  Reflects key peers.  8

 6.5x  20.2x  15.1x  14.7x  14.3x  12.8x  11.8x  10.0x  9.9x  9.8x  9.8x  13.6x  13.6x  12.1x  9.5x  9.0x  7.5x  6.5x  7.1x  21.5x  17.5x  16.5x  16.1x  13.6x  12.6x  12.0x  11.0x  10.2x  10.2x  14.9x  14.3x  13.5x  10.5x  9.7x  8.0x  6.9x  Firm Value / CY2023E EBITDA  Valuation Benchmarking  Firm Value / CY2024E EBITDA  Source:  Note:  FactSet. Market data as of June 19, 2023.  NA reflects a lack of consensus estimates.  Mid-Cap Branded Food  Ingredients  Median: 13.1x  Median: 10.5x  Median: 12.3x  Median: 9.5x  Market Capitalization  $130  $2,289  $2,997  $1,875  $3,688  $3,451  $5,279  $849  $1,099  $1,003  $5,567  $17,415  $3,151  $20,497  $1,663  $3,990  $7,043  $10,391  Firm Value  $540  $3,956  $3,055  $2,288  $4,058  $4,375  $6,383  $1,214  $1,916  $3,279  $11,826  $19,735  $3,870  $31,365  $2,333  $4,141  $9,614  $13,085  @$4.00 / Share @$5.00 / Share  8.2x  7.6x  @$4.00 / Share @$5.00 / Share  7.5x  7.0x  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision  Reflects key peers.  9

 10.5x  9.4x  11.6x  9.6x  8.0x  16.0x  14.8x  7.8x  12.0x  10.0x (1)  9.1x(1)  9.0x (1)  13.6x  Jul-16  Nov-16  Apr-17  Aug-17  Dec-17  Nov-18  Apr-19  Dec-19  Dec-19  Nov-20  Dec-20  Nov-21  Aug-22  Source: Note: (1)  Mergermarket, Citi, Company Presentation. Transactions ordered by announcement data. Reflects LTM EBITDA multiple.  Selected Precedent Transactions  Selected Precedent Transactions – Branded Packaged F&B and Ingredients  (FV / Forward EBITDA (x))  (Spreads)  Seasonings)  Business)  TEV  (mm)  $2,300  $365  $856  $163  $8,040  $1,840  $1,300  $320  $575  $80  $180  $5,000  $950  Acquirer  Act II Acquisition Corp  Target  (Spices and  (Tea business)  (Meal prep  Median: 10.0x  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision  10

 Symrise /  ADM /  IFF /  Symrise / ADF, IDF,  IFF /  Croda / Iberchem  DSM /  Novozymes /  Diana  Wild Flavors  Frutarom  IsoNova  DuPont N&B  Firmenich  CHR Hansen  5.0%  10.0%  10.6%  3.2%  7.9%  5.4%  7.6%  14.2%  8.7%  6.8%  8.6%  6.4%  8.0%  9.4%  4.9%  7.0%  7.2%  7.7%  7.0%  4.2%  6.7%  6.4%  5.2%  3.6%  8.7%  7.7% 7.7%  9.0%  16.7%  7.7%  5.5%  Unilever / Bestfoods  Kraft / General Mills Kellogg / Pepsico / Nestle / Nabisco / Pillsbury Keebler Quaker Ralston  Purina  Nestle / Gerber  Kraft / Danone Biscuits  Danone / Numico  Kraft / Nestle / Kraft Kellogg / Cadbury Frozen Pizza Pringles  Nestle / Pfizer Nutrition  Rieber & Son Ralcorp  / Canada  Bread  Orkla ASA / ConAgra / Grupo Bimbo Smucker's /  Big  Heart  Whitewave Snyder's  Danone / Campbell's / Keurig / DPS Hostess / Whole Earth  Voortman Brands /  Swerve  Hormel Foods / Planters  Selected Food & Beverage Transactions  (Total Synergies as a % of Target Sales)  Selected Ingredients Transactions  (Total Synergies as a % of Target Sales)  Source:  Note:  Company filings, press releases.  Transactions ordered by announcement data.  Selected Synergy Precedents  Median: 7.8%  Median: 7.5%  11  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision

 20.8% 35.2% 49.5% 63.6% 76.2% 82.3% 86.5% 88.2%  Premiums Paid in $100mm – $1,000mm Take-Private Transactions  (All Industries; January 1, 2012 – December 31, 2022)  99  12  68  68  67  60  29  20  8  0.0% – 10.0%  10.0% – 20.0%  20.0% – 30.0%  30.0% – 40.0%  40.0% – 50.0%  50.0% – 60.0%  60.0% – 70.0%  70.0% – 80.0%  Take-Private Premiums Paid Analysis  Source:  (1)  Securities Data Company.  Excludes deals with negative premiums.  2.8% 15.5% 24.4% 35.0% 45.0% 54.3% 65.8% 73.9%  Average 1-Day Premium  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision  Cumulative % of Total Deals(1)

 95.3%  127.9%  115.0%  150.9%  89.3  120.9  (11.0)  3.8  186.9  234.7  (14.3)  (0.1)  44.2  44.2  $265  $309  $431  $431  (27)  (27)  (1)  (1)  $669  $713  8.8x 9.3x  8.0 8.6  @ Market  Illustrative Price Per Share  ($ in millions, except per share data)  $3.07  $4.00  $4.25  $4.50  $4.75  $5.00  Share Price Premium / (Discount)  Metric  Current (6/19/2023)  $3.07  --  30.2%  38.3%  46.4%  54.6%  62.7%  3-Month VWAP  $2.79  10.1%  43.3%  52.3%  61.2%  70.2%  79.2%  6-Month VWAP  3.17  (3.1)  26.2  34.1  42.0  49.9  57.8  52-Week Intraday High  6.74  (54.5)  (40.7)  (37.0)  (33.3)  (29.6)  (25.9)  52-Week Intraday Low  2.09  46.9  91.2  103.1  115.1  127.1  139.0  Median Price Target  7.00  (56.1)  (42.9)  (39.3)  (35.8)  (32.2)  (28.6)  FDSO  44.2  44.2  44.2  44.2  44.2  44.2  Implied Equity Value  $136  $176  $188  $199  $210  $221  (+) Debt  $431  $431  $431  $431  $431  $431  (-) Cash  (27)  (27)  (27)  (27)  (27)  (27)  (-) Investments  (1)  (1)  (1)  (1)  (1)  (1)  Implied Firm Value  $540  $581  $592  $603  $614  $625  Implied Consensus Multiples (FYE January)  Firm Value / 2023E EBITDA  Metric  $76  7.1x  7.6x  7.7x  7.9x  8.0x  8.2x  Firm Value / 2024E EBITDA  83  6.5  7.0  7.1  7.2  7.4  7.5  $6.00  $7.00  Analysis at Various Prices  13  Source:  Company filings, FactSet. Market data as of June 19, 2023.  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision

 ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision  FV / CY2023E EBITDA  Preliminary Valuation Perspectives  Methodology  Key Assumptions  Implied Price Per Share  Implied Firm Value ($ in bn)  Implied  FV / EBITDA Multiples  Source:  Note:  Company filings, broker reports, FactSet. Market data as of June 19, 2023.  Implied price per share rounded to the nearest $0.05 except for 52-Week Trading Range. Assumes firm value adjustments of $404mm, reflecting $431mm in debt, $27mm in cash and $0.7mm in  equity method investments as of March 31, 2023. Assumes 44.169mm fully-diluted shares outstanding. Includes $20 million of illustrative cost savings.  14 (1)  Current Price: $3.07  For Illustrative Purposes  Precedent Transactions  Market- Based  Discounted Cash Flow Analysis  Leveraged Buyout Analysis  52-Week Trading Range  High: $6.74 (August 12, 2022)  Low: $2.09 (April 24, 2023)  $2.09  $6.74 $495 - $700  FV / CY2024E EBITDA  6.5x - 9.2x  6.0x - 8.4x  Analyst Price Targets  High – $10.00, Low – $5.00 $5.  Median price target of $7.00  00  Median PT: $7.00  $10.00 $625 - $845  8.2x - 11.1x  7.5x - 10.2x  Premiums Paid $4.00  30% – 60% to current share price  $4.90 $580 - $620  7.6x - 8.1x  7.0x - 7.5x  Precedent Transactions  Transaction Range: 8.0x – 10.0x CY2023E EBITDA $4.7  Based on Branded Packaged F&B and Ingredients Precedents  0  $8.15 $610 - $765  8.0x - 10.0x  7.3x - 9.2x  Select Public Companies – FV / CY2023E EBITDA  7.0x – 9.0x CY2023E EBITDA  Based on Mid-Cap Branded Food and Ingredients Peers  $2.95  $6.40 $535 - $685  7.0x - 9.0x  6.4x - 8.2x  Select Public Companies – FV / CY2024E EBITDA  6.5x – 8.5x CY2024E EBITDA  Based on Mid-Cap Branded Food and Ingredients Peers  $3.10  $6.85 $540 - $705  7.1x - 9.2x  6.5x - 8.5x  Year Discounted Cash Flow Analysis  12.5% – 14.5% WACC  5x – 8.5x Terminal CY2028E EBITDA Multiple  $3.25  $2.75  Synergized ($0.53 - $0.56 / share)  $6.80  $525 - $680  $6.25 FV of Synergies $23  - $24  6.9x - 8.9x  6.3x - 8.2x  Leveraged Buyout(1)  15.0% – 25.0% Target IRR  6.5x – 8.5x CY2028E Exit Multiple  $2.10  $7.70 $495 - $745  6.5x - 9.8x  6.0x - 9.0x

 Preliminary Discounted Cash Flows Analysis  Source: Note:  Company filings, FactSet, Market update as of June 19, 2023.  Assumes a Target Capital Structure of 21.0% - 31.0% Net Debt / Total Capital.  Year Ended December 31,  Terminal  ($ in millions)  2024E  2025E  2026E  2027E  2028E  Year  Revenue  $578  $603  $627  $651  $674  $674  % Growth  4.2%  4.4%  4.0%  3.8%  3.5%  Adjusted EBITDA  $83  $90  $95  $99  $104  $104  % Margin  14.4%  14.9%  15.1%  15.3%  15.5%  15.5%  (-) Depreciation & Amortization  (22)  (25)  (26)  (27)  (28)  (20)  EBIT  $62  $65  $69  $73  $76  $84  % Margin  10.7%  10.7%  10.9%  11.1%  11.3%  12.5%  (-) Tax Expense  (15)  (16)  (17)  (18)  (19)  (21)  % Tax Rate  25.0%  25.0%  25.0%  25.0%  25.0%  25.0%  NOPAT  $46  $49  $51  $54  $57  $63  (+) Depreciation & Amortization  22  25  26  27  28  20  (-) (Increase) / Decrease in Net Working Capital  (17)  (15)  (14)  (14)  (15)  --  (-) Total Capital Expenditures  (10)  (11)  (11)  (12)  (12)  (20)  Unlevered Free Cash Flow  $40  $48  $53  $56  $59  $63  Sensitivity Analysis  Terminal Multiple  Terminal Multiple  6.5x 7.5x  8.5x  6.5x  7.5x  8.5x  Unlevered Free Cash Flow Build  WACC  Implied Firm Value ($ in millions)  12.5%  $565  $623  $681  13.5%  544  600  655  14.5%  525  578  631  WACC  Implied Equity Value ($ in millions)  12.5%  $161  $219  $277  13.5%  140  196  251  14.5%  121  174  227  WACC  Implied Equity Value / Share  12.5%  $3.64  $4.95  $6.26  13.5%  3.18  4.43  5.669  14.5%  2.74  3.94  5.14  WACC  Implied Perpetuity Grow th Rate  12.5%  2.4%  3.6%  4.6%  13.5%  3.2  4.5  5.5  14.5%  4.1  5.4  6.4  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision  15

 Gross Leverage  Target IRR  @ Close  15.0%  20.0%  25.0%  2.8x  $6.19  6.30  6.42  $4.27 (9.7%) to $2.77  current  4.46 3.03  109.0% 4.66 3.30  to current  3.0  3.3  Target IRR  Exit Multiple  15.0%  20.0%  25.0%  6.5x  $4.90 $3.34 (31.1%)  to current  6.30 4.46  150.8%  7.70 to current 5.59  $2.11  3.03  3.96  7.5  8.5  Illustrative Sponsor Ability to Pay Analysis  Source: Note:  Company filings, FactSet, Market update as of June 19, 2023.  Company fiscal year estimate used for 2024. Assumes transaction close date of December 31, 2023.  3.2x  2.9x  2.7x  2.6x  2.5x  2.3x  2025E  2023E 2024E  Net Debt ($ in mm)  2026E  2027E  2028E  Transaction Summary  Illustrative Ability to Pay – Offer Price per Share  (Exit Multiple based on Adj. EBITDA, Gross Leverage based on Adj. EBITDA)  Assumes total leverage of 3.0x LTM 3/31 Adj.  EBITDA  Assumes 7.5x Exit Multiple  Deleveraging Profile  (Gross Debt / Adj. EBITDA)  Sources and Uses  ($ in millions)  Sources  $mm  %  New Debt Financing  $305  50%  Sponsor Equity  305  50  Total Sources  $610  100%  Uses  $mm  %  Purchase of Equity  $188  31%  Retire Existing Net Debt Illustrative Transaction Fees  405  18  66  3  Total Uses  $610  100%  Illustrative transaction based on $4.25 per share, implies ~38% premium to 6/19/2023 share price of $3.07  Total purchase price of ~$590 million, inclusive of existing net debt  Results in ~7.1x 2024E Adj. EBITDA of $83 million  Illustrative transaction closing date of December 31, 2023    – $305 million of new debt financing  – $305 million of sponsor equity (~50% of total consideration)  Leveraged buyout assumes estimated $20 million in cost savings driven by operational improvements and public company costs reductions  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision  $278 $270 $239 $191 $139 $81  16

 0%  20%  $3.07  40%  $7.00  60%  80%  100%  0  2  4  6  8 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%  10  12  14  Jun-22  Sep-22  Dec-22  Mar-23  Jun-23  Price  $70  $75  $80  $85  $100  $96  $95  $92  $90  Jun-22  Dec-22  Mar-23  2024E  Jun-23  Sep-22  2023E  Select Broker Estimates  LTM Broker Ratings  Consensus EBITDA Estimates Over Time(1)  ($ in millions)  $82  (15%)  $76  (17%)  $14.00  $6.23  $16  Source: (1)  Buy Hold Sell Target Price  Company filings and FactSet. Market data as of June 19, 2023. Includes estimates from additional brokers not listed in the table above.  Domino Broker Outlook  EBITDA  17  Revenue ($ in mm)  EBITDA ($ in mm)  Price  Delta to  Broker  Rating  Date  Target  Current  Methodology  Detail  FY23E  FY24E  FY23E  FY24E  Odeon Capital  Buy  Mar-23  $10.00  225.7%  --  --  --  --  --  --  Imperial Capital  Buy  May-23  8.50  176.9  FV / EBITDA  10.0x 1-Year Forw ard EBITDA (2023E)  $555  $586  $76  $82  TD Cow en  Buy  May-23  7.00  128.0  FV / EBITDA  7.5x 2-Year Forw ard EBITDA (2024E)  550  568  76  84  Jefferies  Buy  May-23  7.00  128.0  FV / EBITDA  8.5x 2-Year Forw ard EBITDA (2024E)  552  574  76  81  Lake Street  Buy  May-23  6.00  95.4  FV / EBITDA  8.5x 2-Year Forw ard EBITDA (2024E)  550  573  76  84  Roth MKM  Buy  May-23  5.00  62.9  FV / EBITDA  8.0x 1-Year Forw ard EBITDA (2023E)  557  576  76  89  Canaccord Genuity  Buy  May-23  5.00  62.9  FV / EBITDA  8.0x 2-Year Forw ard EBITDA (2024E)  558  580  77  81  Selected Consensus High  $10.00  225.7%  $558  $586  $77  $89  Selected Consensus Median  7.00  128.0  554  575  76  82  Selected Consensus Low  5.00  62.9  550  568  76  81  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision

 16%  16%  13%  13%  14%  20%  27%  33%  37%  46%  13%  14%  20%  18%  22%  7%  8%  1%  3%  5%  7%  4%  41%  2%  25%  18%  18%  18%  9%  12%  0%  11%  1%  10%  2%  8%  1%  2%  Sep-22 Active Quantitative  Jun-22  Dec-21 Passive Broker-Dealer  Dec-22 Most Recent Hedge Fund Strategic  48%  50%  47%  45%  45%  2%  4%  4%  4%  4%  50%  45%  49%  51%  51%  Most Recent  Dec-22  Sep-22  Jun-22  Dec-21  Growth  Income  Value  Domino Shareholder Base Overview   Source: FactSet, IBES, Thomson Reuters, Python Software foundation as of June 2023.  Note:  Cost basis assumes highest-basis (lowest gain) shares are sold first. “Other” investor types include pensions, sovereign wealth and endowments. “Strategic” investor types include individuals,  corporations, insiders and private equity.  Top Institutional Holders  Active Portfolios Revealed Investor Preferences  (Dec 2021 – Current, Based on Top 100 Holders)  Investor Type Over Time  (Dec 2021 – Current)  Weighted Avg.  $7.02  Spot  $2.73  Total  $87  75.5%  31.9  27.5  23.5  22.9  15.3  10.1   Most Recent Shares Held Cost Value Shares   Investor Name Investor Type Basis ($mm) Pct. O/S (mm) Dec-22 Sep-22 Jun-22 Dec-21 Dec-20   1 Sababa Holdings FREE LLC  Strategic  6.16  23  19.8%  8.4  5.8  5.8  5.8  0.0  0.0  2 Goldman Sachs & Co  Broker-Dealer  3.96  7  6.2  2.6  2.9  0.3  0.0  0.0  0.0  3 BlackRock Institutional Trust  Passive  11.91  6  5.6  2.4  2.4  2.3  2.3  2.4  0.4  4 Armistice Capital  Hedge Fund  8.10  6  5.1  2.2  2.5  2.4  2.0  1.8  1.1  5 The Vanguard Group  Passive  6.66  6  5.0  2.1  2.1  1.5  1.8  1.7  1.6  6 Pacific Ridge Capital Partners, LLC  Active  8.66  4  3.9  1.6  1.3  1.0  1.0  0.9  0.0  7 Steel Partners LLC  Active  3.63  4  3.7  1.6  0.8  0.0  0.0  0.0  0.0  8 Simon (Irwin D)  Strategic  7.74  3  2.8  1.2  1.2  1.2  1.2  1.1  1.1  9 Clearline Capital LP  Hedge Fund  5.20  3  2.6  1.1  0.8  0.5  0.4  0.4  1.6  10 IONIC Capital Management, L.L.C.  Active  6.20  3  2.6  1.1  0.8  0.4  0.4  0.3  0.1  11 Scoggin Management LP  Hedge Fund  3.37  3  2.2  0.9  0.2  0.0  0.0  0.0  0.0  12 Rubric Capital Management LP  Hedge Fund  8.31  2  2.1  0.9  1.0  3.6  3.6  3.1  2.6  13 Brandywine Global Inv. Mgmt.  Active  9.18  2  1.9  0.8  0.8  0.8  0.8  0.9  0.5  14 Geode Capital Mgmt.  Quantitative  11.73  2  1.8  0.8  0.7  0.7  0.7  0.7  0.0  15 BNP Paribas Asset Management  Active  11.14  2  1.8  0.7  0.7  0.7  0.7  0.7  0.0  16 State Street Global Advisors  Passive  12.17  2  1.6  0.7  0.7  0.7  0.7  0.6  0.0  17 Dimensional  Quantitative  7.84  1  1.1  0.5  0.5  0.5  0.5  0.1  0.0  18 Driehaus Capital Management, LLC  Active  4.40  1  1.0  0.4  0.4  0.3  0.3  0.0  0.1  19 Millennium Management  Quantitative  3.95  1  0.9  0.4  0.6  0.0  0.0  0.0  0.5  20 Ancora Advisors  Active  3.26  1  0.8  0.3  0.0  0.0  0.0  0.0  0.3  21 Manzone (Albert)  Strategic  7.95  1  0.7  0.3  0.2  0.2  0.2  0.1  0.0  22 Northern Trust Investments  Passive  11.85  1  0.7  0.3  0.3  0.3  0.3  0.3  0.1  23 AQR Capital Mgmt.  Quantitative  4.67  1  0.6  0.2  0.2  0.1  0.1  0.0  0.0  24 Renaissance Technologies  Quantitative  6.32  1  0.5  0.2  0.2  0.1  0.1  0.1  0.0  25 Assenagon Asset Mgmt.  Passive  3.95  1  0.5  0.2  0.4  0.0  0.0  0.0  0.0  ILLUSTRATIVE DRAFT – Subject to Further Diligence and Revision  18

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